UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 14, 2009 (September 10, 2009)

CTS CORPORATION

(Exact Name of Company as Specified in Its Charter)

Indiana	1-4639	35-0225010
(State or Other Jurisdiction of Incorporation)	(Commission File Numbers)	(I.R.S. Employer Identification Nos.)

905 West Boulevard North
Elkhart, Indiana		46514
(Address of Principal Executive Offices)		(Zip Code)

Company’s Telephone Number, Including Area Code:                 (574) 523-3800

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 10, 2009, CTS Corporation, an Indiana corporation (the “Company”), adopted an Executive Severance Policy (the “Policy”), applicable to CTS’ officers and other key employees (each an “Executive”).  This Policy formalizes and standardizes the Company’s severance practices for certain officers and key employees and also is issued in lieu of issuing a new employment agreement to CTS’ President and Chief Executive Officer, as his prior employment agreement expired in July of 2009.

An Executive whose employment with the Company is terminated will be eligible for severance benefits under the Policy unless the termination is:  (1) for cause or resulting from gross or willful misconduct; (2) a resignation, other than a resignation that qualifies as an “involuntary separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986 (the “Code”); (3) a layoff or furlough, unless the layoff or furlough is subsequently converted to a termination; (4) due to death or transfer to a disability status; (5) due to retirement, except as provided in the President and Chief Executive Officer level of benefit; (6) due to inability to return from a medical leave even though unable to meet disability status requirements, unless the cause for the medical leave was covered by worker’s compensation; (7) due to the sale of a CTS facility, division, or operation when the Executive has been offered employment in a comparable position by the successor organization as a part of the sale; or (8) due to a change in control, as defined by the agreement, and the Executive is the beneficiary of a change-in-control severance agreement and eligible for payment under that agreement.

There are three levels of severance benefit specified in the Policy.  The Company’s President and Chief Executive Officer may recommend, and the Board of Directors will designate from time-to-time, which officers are eligible for Tier 2 and Tier 1 benefit levels.  The President and Chief Executive Officer also is eligible for a specified benefit level.

Under the Policy, an eligible terminated Tier 2 Executive may receive the following severance benefits:  (1) severance pay equal to 9 months of his or her base salary in effect immediately prior to termination; (2) for 9 months following the date of the Executive’s termination, the continuing availability of the medical and dental benefits (but not long-term or short-term disability benefits) that the Executive had elected and was eligible to receive as of the date of the Executive’s termination, the cost of such coverage being shared by the Company and the Executive on the same basis as in effect prior to the Executive’s termination, with the Executive required to make monthly premium payments, provided that, if the medical and dental coverage is not or cannot be paid or provided under any policy, plan, program or arrangement by the Company or any subsidiary, then the Company will itself pay or provide for such equivalent coverage to the Executive, and his or her dependents and beneficiaries; and (3) reimbursement of an amount up to $15,000 for outplacement services that are obtained until December 31st of the second year following Executive’s termination, by a firm selected by the Executive.

An eligible terminated Tier 1 Executive may receive the same severance benefits as the Tier 2 Executives, except that the severance pay shall be for 12 months of base salary, the medical and dental benefits eligibility shall be for a 12 month period, and the outplacement services reimbursement amount shall be $30,000.

Also pursuant to the Policy, if the President and Chief Executive Officer were to be terminated in an eligible manner, he may receive the following severance benefits:  (1) severance pay equal to two times the sum of (a) his base salary in effect at the time of termination of employment and (b) an amount equal to his target annual incentive compensation for the calendar year ending prior to the date of termination of employment;  (2) the continuing availability of medical and dental benefits for a period of 24 months following the date of the his termination, otherwise on the same terms as Tier 1 and Tier 2 Executives; (3) to the extent permitted by the Company’s equity plans, the vesting of any outstanding unvested time-based restricted stock units or other equity awards granted to him under the Company’s equity plans will be accelerated and such equity awards will be fully vested as of the date of his termination of employment and payable in accordance with their existing terms; (4) for any outstanding unvested performance-based restricted stock units, outstanding unvested performance shares, or any other outstanding unvested equity incentive available under any then-current performance-based equity program, to the extent permitted by the Company’s equity plans, such awards will become non-forfeitable as of the date of his termination of employment.  At the end of the applicable performance period, the Company shall calculate the degree to which the awards were earned based on actual performance, and then settle any earned awards on a pro-rata basis, in accordance with the portion of the actual performance period that elapsed prior to his termination, in accordance with the existing terms of such awards; and (5) reimbursement of an amount up to $30,000 for outplacement services that are obtained following his termination, on the same terms as the Tier 1 and Tier 2 Executives.  In addition, if the President and Chief Executive Officer gives the Board of Directors at least 12 months formal notice of his intent to terminate his employment voluntarily due to his retirement and maintains continuous employment through such 12 month period, upon retirement, he will be entitled to the severance benefits described in sections (2), (3), and (4) of this paragraph.

It is intended that the severance benefits not duplicate substantially similar benefits payable under any change-in-control severance agreement.  Further, Executives shall not be eligible to receive benefits under any other CTS severance policy applicable to exempt salaried employees.  In order to receive the severance benefits under the Policy, the Executive must execute a release of all claims in favor of the Company, its employees, officers and directors within a specified time, must not compete with the Company for a period of 12 months following termination unless the Company consents, and for a period of 12 months following termination must not solicit any employee to leave employment with the Company or any of its subsidiaries, may not hire or engage any person who was employed with the Company or any of its subsidiaries, and may not assist any organization with whom the Executive is associated in taking such actions.

Payments are designed to comply with Section 409A of the Code.  In addition, if any payment under the Policy would constitute an excess parachute payment within the meaning of Section 280G of the Code, the payments will be reduced to the minimum extent necessary so that no portion of any payment or benefit will constitute an excess parachute payment, provided however, that the reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided, determined on an after tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision, or any other tax).

The Board has the right in its sole and absolute discretion to amend the Policy or terminate it prospectively, provided that the Policy may not be amended by the Board in any manner which is materially adverse to any Executive without that Executive’s written consent.  Notwithstanding the foregoing, the Board may amend the Policy at any time to reflect changes required by the Internal Revenue Code and the Policy will remain in effect until, and will not be revoked or earlier terminated prior to three (3) years from its effective date of September 10, 2009.

Also on September 10, 2009, the Board designated Tier 1 and Tier 2 Executives eligible for severance benefits under the Policy.  Mr. Matthew W. Long and other Executives are eligible for Tier 2 level severance benefits.  Ms. Donna L. Belusar, Mr. Richard G. Cutter, and Mr. Donald R. Schroeder, as well as other Executives, are eligible for Tier 1 level severance benefits.  Mr. Vinod M. Khilnani is eligible for the President and Chief Executive Officer level of severance benefits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTS CORPORATION

                                                                                              /s/ Richard G. Cutter, III
By:      Richard G. Cutter, III
            Vice President, Secretary, and General Counsel

Date:  September 14, 2009